PRIORITY HEALTHCARE CORPORATION
                 EXHIBIT 11 - COMPUTATION OF PROFORMA
                        EARNINGS PER SHARE
              (000's omitted except per share data)
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                                          Nine-month period ended         Three-month period ended
                                               September 30,                 September 30,
                                             1997         1996           1997         1996
Pro forma net Earnings                  $   4,623    $   2,703      $   1,589    $   1,250

SHARES
Weighted average number of Class A
  Common Shares outstanding            10,214,286   10,214,286     10,214,286   10,214,286
  Assumed number of Class B Common
  Shares issued to repay payable
  to parent                               947,288      435,447      1,084,798      588,235

  Assumed number of Class B Common
  Shares issued to fund dividend
  in excess of earnings (1)                18,564      18,564          18,564       18,564

Adjusted weighted average number of
  Common Shares outstanding            11,180,138  10,668,297      11,317,648   10,821,085

Pro forma earnings per share             $   0.41    $   0.25        $   0.14     $   0.12

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